CONFIDENTIAL
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”), dated as of the date set forth on the signature page hereof, is entered into by and between Steven J. Sell (the “Executive”) and agilon health, inc., a Delaware corporation (the “Company”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”
I.RECITALS
WHEREAS, prior to the Separation Date (as defined below), Executive served as the Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”) pursuant to that certain Employment Agreement between Executive and the Company, dated May 4, 2020 (the “Employment Agreement”, with capitalized terms used in this Agreement but not defined in this Agreement have the meanings given in the Employment Agreement);
WHEREAS, effective as of July 29, 2025 (the “Separation Date”), Executive resigned from all roles with the Company and all of its subsidiaries and affiliates (the “Company Group”), and his resignation was a termination without Cause; and
WHEREAS, the Parties now intend and desire to specify, as well as settle and conclude, Executive’s rights and obligations in connection with Executive’s termination of employment with the Company Group.
NOW, THEREFORE, in consideration of the promises and the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
II.AGREEMENT
1.Separation Date; Termination of Board Service. Executive’s employment with the Company Group in all capacities, including Executive’s service as a member of the Board, shall cease effective as of the close of business on the Separation Date. From and after the Separation Date, Executive agrees not to conduct business on behalf of the Company Group, including but not limited to speaking on behalf of the Company Group, entering into contracts on behalf of the Company Group and reporting to the offices of the Company Group. As required by Section 3(k) of the Employment Agreement, prior to or simultaneously with the execution and delivery of this Agreement, Executive is executing and delivering to the Company the resignation letter attached hereto as Exhibit A, and Executive shall execute promptly such other documents or instruments as the Company shall reasonably request in order to give effect to Executive’s departure from the Company Group (provided that neither the entry into such resignation letter nor any such other action shall prejudice Executive’s rights under this Agreement).
2.Severance Pay and Termination Benefits.
(a)Severance Pay. Pursuant to the Employment Agreement, and in consideration for, and subject to, Executive’s execution and delivery of this Agreement, Executive shall be entitled to severance pay of $1,687,500, consisting of (x) eighteen (18) months of Executive’s base salary (equal to $1,125,000) (the “Base Salary Continuation”) and (y) Executive’s target bonus amount (equal to $562,500) (the “Target Bonus Amount”). The Base Salary Continuation shall be paid in eighteen (18) substantially equal monthly installments of $62,500, less applicable withholding taxes, over the eighteen (18) months following the Separation Date. The Target Bonus Amount shall be paid in twelve (12) substantially equal monthly installments of $46,875, less applicable withholding taxes, over the twelve (12) months following the Separation Date.
(b)Continued Medical, Dental and Vision Benefits. Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will be entitled to receive direct payment or reimbursement of the COBRA cost of medical, dental and vision coverage (as elected by Executive) in excess of the active employee rate for twelve (12) months following the Separation Date, or such shorter period specified in Section 3(h) of the Employment Agreement.
(c)Other Post-Employment Entitlements. The Company confirms and agrees that, whether or not Executive enters into this Agreement, Executive shall be entitled to (1) the Base Termination Compensation, (2) the entitlements set forth in Section 21 of the Employment Agreement (entitled “D&O Insurance”), and (3) the entitlements set forth in Section 22 of the Employment Agreement (entitled “Indemnification”).
(d)No 2025 Annual Bonus. Executive acknowledges having received payment of any annual bonus owed to him for the 2024 fiscal year of the Company and acknowledges and agrees that Executive will not be eligible for a payment of an annual bonus for the 2025 fiscal year of the Company, except as provided in Section 2(a) above.
3.Effect of Termination of Employment on Company Equity Awards. The effect of Executive’s Separation Date on the outstanding Company equity awards held by Executive as of the Separation Date shall be as provided in the award agreements evidencing such equity awards, namely that: (1) all unvested restricted stock units, performance share units and stock options held by Executive as of the Separation Date shall be automatically forfeited and cease to be outstanding as of the Separation Date; and (2) all vested stock options held by Executive as of the Separation Date will be exercisable for ninety (90) days following the Separation Date, and, if not so exercised, will be automatically forfeited and cease to be outstanding at the expiration of such ninety (90) day period. No provision of this Agreement shall be construed to modify the treatment set forth in the applicable award agreements.
4.Consult Attorney. The Company hereby advises Executive in writing to consult with an attorney of Executive’s choosing prior to entering into this Agreement, and Executive acknowledges having had the opportunity to do so.
5.Release of Claims by Executive. In consideration of the payments and benefits to which Executive is entitled hereunder, as of the Separation Date, Executive hereby waives and releases and forever discharges the Company and all of its subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns; and the past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants of all of the foregoing, each in his, her or its capacity as such, and each of them separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Executive ever had and now has against any Releasee, including without limitation arising out of or in any way related to Executive’s employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN Act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. Executive understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
6.Executive expressly waives any and all rights under Section 1542 of the Civil Code of the State of California and any like provision or principle of common law in any foreign jurisdiction. Section 1542 provides as follows:
7.“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
8.Notwithstanding the provisions of Section 1542, for the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in Executive’s favor at the time of execution of this Agreement and that this Agreement contemplates extinguishment of all such claims and causes of action. With full awareness and understanding of the above provisions, Executive hereby waives any rights Executive may have under Section 1542, as well as under any other statutes or common law principles of similar effect and expressly releases the Company and the other Releasees from claims which Executive does not presently know or suspect to exist at this time.
9.Limitation of Release. Notwithstanding the foregoing, this release of claims will not prohibit Executive from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but Executive agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
(a)Vested benefits under the general employee benefit plans of the Company Group (other than severance pay or termination benefits under any generally applicable severance policy);
(b)Any claim for unemployment compensation or workers' compensation administered by a state government to which Executive is presently or may become entitled;
(c)Any right to payment under, or other performance of, this Agreement; and
(d)Executive’s rights pursuant to the terms of the Indemnification Agreement between the Company and Executive dated as of December 4, 2024.
10.Acceptance and Revocability. Executive acknowledges that Executive has been given a period of at least twenty-one (21) days within which to consider the release of claims set forth in this Agreement. Executive may accept this release of claims at any time within this period of time by signing the release of claims and returning it to the Company. This release of claims shall not become effective or enforceable until seven (7) calendar days after Executive signs it. Executive may revoke Executive’s acceptance of this release of claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement and all of Executive’s and the Company’s rights and obligations hereunder, including the release of claims, for all purposes. The offer of severance pay made herein may be terminated by the Company if Executive does not enter into this Agreement within thirty (30) days following the Separation Date.
11.Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except as expressly provided herein. If Executive shall die prior to full payment of the severance pay hereunder, the balance of the severance pay shall be paid in a lump sum to Executive’s estate.
12.Cooperation; Reimbursement. Executive shall reasonably cooperate with the Company in connection with any claims or investigations relating to periods or matters while Executive was employed by the Company and as to which Executive has knowledge by virtue of Executive’s employment with the Company. Executive shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering such cooperation, subject to pre-approval of any expense that is in excess of $500.
13.Mutual Non-Disparagement. Subject to the Permitted Exceptions, Executive will not disparage the Company or any of its subsidiaries or affiliates, or any of the executive officers, directors, agents or employees or any of the foregoing persons or entities, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any of the foregoing persons or entities. Subject to the Permitted Exceptions, the Company will not (by press release of authorized statement of a spokesperson), the members of the Board will not, and the Company will advise its executive officers to not, disparage Executive or his performance, or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.
(a)Nothing in this Agreement shall prevent Executive or the Company from making or publishing any truthful statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) where a prohibition or limitation on such communication is unlawful, or (d) by one party in any dispute between the parties, in such truthful manner as may be responsive to a disparaging comment by the other party. In addition, nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, in each case without prior notice to the Company or any of its directors, officers or employees. (The disclosures in this paragraph are the “Permitted Exceptions”.)
14.Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by Executive and an authorized representative of the Company. Employee understands and agrees that any changes the Parties may make to this Agreement, whether material or immaterial, will not restart the time to consider this Agreement.
15.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
16.Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be given as provided in the Employment Agreement.
17.Severability and Interpretation. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any other provision, and all other provisions will remain in full force and effect. The fact that counsel for any one of the Parties drafted this Agreement shall not be material to the construction of this Agreement.
18.Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement (including Appendices) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect. This Agreement may be executed in counterparts and delivered electronically, including by email and .pdf file.
19.Governing Law. Section 15 of the Employment Agreement is incorporated by reference into this Agreement as if expressly set forth herein, including without limitation the waiver of jury trial set forth therein.

20.No Admission of Liability. Executive acknowledges, by entering into this Agreement, that the Company and the Releasees do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Executive or his employment.
21.Inadmissibility of Agreement. Neither this Agreement, nor any of its terms, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Parties, including, without limitation, evidence of a presumption, concession, or admission by any of the Parties of any liability, fault, wrongdoing, omission, or damage.
22.Entire Agreement. This Agreement, the provisions of the Employment Agreement expressly incorporated herein and the award agreements evidencing equity awards held by Executive constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written. For the avoidance of doubt, the restrictive covenants contained in agreements entered into by Executive and the Company Group prior to the Separation Date are hereby reaffirmed and shall remain binding on Executive and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.
23.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) and the interpretive guidance thereunder, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company agrees to negotiate in good faith with Executive to make amendments to this Agreement, as both parties mutually agree are necessary or desirable to void the imposition of taxes, penalties or interest under Section 409A. If an amount to be paid under this Agreement is payable in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A. Neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Any taxes or penalties assessed on Executive under Section 409A shall be the sole responsibility of Executive.
24.Third Party Beneficiaries and Binding Effect. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.
25.No Other Payments. Executive agrees that except for the payments provided in this Agreement, he is entitled to no other payments or compensation of any kind from the Company or any plan or policy of or agreement with the Company, including the Employment Agreement.
26.Further Assurances. Executive and the Company each agree to cooperate with the other to cause to be executed and delivered all such other instruments and documents, and to take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Agreement (although no such action shall diminish Executive’s rights under this Agreement).
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EACH SIGNATORY TO THIS AGREEMENT HAS ENTERED INTO THIS SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (INCLUDING APPENDICES AND EXHIBITS) AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONS THEY HAVE ABOUT THE AGREEMENT.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date written below Executive’s signature to this Agreement.
EXECUTIVE: Steven J. Sell

By: /s/ STEVEN SELL

Dated:        9/4/2025

[Signature Pages Continue]

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date written below Executive’s signature to this Agreement.

AGILON HEALTH, INC.

 /s/ MAT VARGHESE
Name: Mat Varghese
Title: Chief People Officer

CONFIDENTIAL
Exhibit A

LETTER OF RESIGNATION
[attached]